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                     March 17, 2023

       Jianghuai Lin
       Chief Executive Officer
       Taoping Inc.
       Unit 3102, 31/F, Citicorp Centre
       18 Whitefield Road, Hong Kong

                                                        Re: Taoping Inc.
                                                            Amendment No. 2 to
Form 20-F for the Fiscal Year Ended December 31, 2021
                                                            File No. 001-35722

       Dear Jianghuai Lin:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Kevin Sun